EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITOR

Shelley, Int'l  C.P.A.
Certified Public Accountant

The Board of Directors
Descorp, Inc.

Gentlemen:

This letter will authorize you to include the Audit of your company dated January 26, 2004 in the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission.

Yours Truly,

/s/ Mark Shelley, C.P.A.
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Shelley Int'l, C.P.A.

Date: August 5, 2004